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                                                                    EXHIBIT 23.3


               [VERONIS, SUHLER & ASSOCIATES INC. LETTERHEAD]


May 29, 1998


Jeffrey Reder                                      Hastings Entertainment, Inc.
Salomon Smith Barney                               3601 Plains Blvd., Suite 1
Seven World Trade Center                           Amarillo, TX 79102
New York, NY 10048


Dear Mr. Reder:


Veronis, Suhler & Associates Inc. hereby consents to the inclusion in the Form S-1 Registration Statement of Hastings Entertainment, Inc. (Registration No. 333-47969) and any amendments thereto of the following information as set forth in the "Business" section of the Registration Statement and as set forth on Attachment A.


o        Home Video Spending chart located on page 202-203
o        Growth of Home Video Spending chart located on page 204-205
o        Changes in Average Prices of Recorded Music, by Format chart located on page 228
o        Changes in Net Unit Shipments of Recorded Music, by Format chart located on page 230
o        Recorded-Music Expenditures, by Format chart located on page 232
o        Changes in Recorded-Music Expenditures, by Format chart located on page 233
o        Changes in Net Unit Shipments of Consumer Books chart located on page 277
o        Growth of Average End-User Prices of Consumer Books chart located on page 280
o        End-User Spending on Consumer Books chart located on page 281
o        Growth of End-User Spending on Consumer Books chart located on page 282
o        Packaged PC/Multimedia Software Spending chart and Growth of Packaged PC/Multimedia Software Spending chart, both located on page 390




Please cite the information used in the following fashion: Veronis, Suhler & Associates Inc., 350 Park Avenue, New York, NY 10022, (212) 935-4990. In addition, please provide two copies of the finished report upon publication to my attention.

If you have any questions, please contact me at (212) 935-4990.

Sincerely,

/s/ Serina Echevarria

Serina Echevarria
Marketing & Communications Coordinator
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                                  ATTACHMENT A




INDUSTRY



         As a retailer of multimedia entertainment products, the Company competes in the music, book, periodical, software and video industries. In 1996, consumers spent an estimated $45.8 billion on merchandise in these categories. Forecasted spending in 2001 is estimated to grow to $62.2 billion, a compound annual growth rate of 6.3%.



         According to the 1997 Communications Industry Forecast of Veronis, Suhler & Associates, Inc. (the "Veronis, Suhler Forecast"), sales of recorded music, including CD's, cassettes, LP's, singles and music videos, grew from $7.8 billion in 1991 to $12.5 billion in 1996, for a compound annual growth rate of 9.9%. The Veronis, Suhler Forecast projects that sales of recorded music will grow to $16.5 billion by 2001, for a compound annual growth rate of 5.6% from 1996, with such growth anticipated to stem from annual price increases of 1.7% and annual shipment increases of 3.8% Sales of consumer books in the United States have grown from $12.7 billion in 1991 to $16.3 billion in 1996, according to the Veronis, Suhler Forecast, for a compound annual growth rate of 5.0%. The Veronis, Suhler Forecast projects that consumer spending on books will grow to $21.2 billion by 2001, for a compound annual growth rate of 5.5%, with the expected growth to be comprised mainly of price increases of 4.3% and increased shipments of 1.1%. The Veronis, Suhler Forecast states that sales and rentals of video cassettes have grown from $10.6 billion in 1991 to $15.2 billion in 1996, for a compound annual growth rate of 7.3%, and that consumer video spending is projected to grow to $22.3 billion by 2001, for a compound annual growth rate of 8.0%. According to the Veronis, Suhler Forecast, growth in video spending through 2001 will stem from increased numbers of transactions, increased average prices of rentals and continued growth in video sales. Consumer sales of software grew from $430 million in 1991 to $1.8 billion in 1996, according to the Veronis, Suhler Forecast, for a compound annual growth rate of 33.5%. Due to moderating sales of personal computers, sales of consumer software is projected by the Veronis, Suhler Forecast to grow to $2.2 billion by 2001, for a compound annual growth rate of 4.0%. Veronis, Suhler & Associates, Inc. (350 Park Avenue, New York, New York 10022) serve as industry analysts and investment bankers for the communications, media, publishing, broadcasting and information industries.